Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                      Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Third Quarter 2016 Results

•                  Net income for the three months ended September 30, 2016 rose by 13.0% to $4.16 million from $3.69 million for the three months ended September 30, 2015.

•                  Fully diluted earnings per share for the three months ended September 30, 2016 rose by 12.5% to $0.45 compared to $0.40 per diluted share for the three months ended September 30, 2015.

•                  Interest income on loans for the three months ended September 30, 2016 rose to $13.05 million from $11.81 million for the three months ended September 30, 2015, an increase of 10.5%.

•                  Loans receivable grew by 9.6% to $1.302 billion at September 30, 2016 from $1.189 billion at December 31, 2015.

•                  The Board of Directors approved a quarterly cash dividend of $0.18 per share, which is Territorial Bancorp Inc.’s 28th consecutive quarterly dividend.  Year-to-date 2016 dividends rose by 10.2% over the prior year.

•                  Return on average assets rose to 0.90% for the three months ended September 30, 2016 from 0.83% at September 30, 2015.  During the same period, the return on average equity rose to 7.25% from 6.64%, while the efficiency ratio improved to 55.04% from 60.31%.

Honolulu, Hawaii, October 27, 2016 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.16 million or $0.45 per diluted share for the three months ended September 30, 2016, compared to $3.69 million or $0.40 per diluted share for the three months ended September 30, 2015.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.18 per share.  The dividend is expected to be paid on November 25, 2016 to stockholders of record as of November 10, 2016.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “We are very pleased with our operating results for the third quarter of 2016.  The growth in the visitor industry has strengthened Hawaii’s economy and has allowed us to grow our loan portfolio and increase our net income and earnings per share.  I am pleased that our residential loan portfolio continues to grow at a strong pace.   We look forward to the opening of our 29th branch in the Keeaumoku area.  Our continued profitability will allow us to pay our 28th consecutive quarterly dividend.”

Interest Income

Net interest income after provision for loan losses increased to $14.60 million for the three months ended September 30, 2016 from $14.27 million for the three months ended September 30, 2015. Total interest and dividend income was $16.67 million for the three months ended September 30, 2016 compared to $15.97 million for the three months ended September 30, 2015. The increase in interest and dividend income was primarily due to a $1.24 million increase in interest earned on loans, which occurred because of the $139.05 million growth in loans receivable over the past year as new loan originations exceeded loan repayments and loan sales.  The increase in interest income on loans was offset by a $602,000 decline in interest income on investment securities due to a $76.61 million decrease in the investment securities portfolio over the past year as repayments and sales exceeded securities purchased.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $1.96 million for the three months ended September 30, 2016 from $1.63 million for the three months ended September 30, 2015.  Interest expense on deposits increased to $1.49 million for the three months ended September 30, 2016 from $1.20 million for the three months ended September 30, 2015.  The increase in interest expense on deposits occurred because of the $51.48 million growth in total deposits over the past year. Interest expense on advances from the Federal Home Loan Bank rose by $48,000 due to a $5.00 million increase in Federal Home Loan Bank advances over the past year, which was primarily used to fund new loans.  For the three months ended September 30, 2016, the provision for loan losses was $107,000 compared to a $71,000 provision for the three months ended September 30, 2015.

Noninterest Income

Noninterest income was $1.00 million for the three months ended September 30, 2016 compared to $1.19 million for the three months ended September 30, 2015.  The reduction in noninterest income was primarily due to a $97,000 decrease in service fees on loan and deposit accounts, an $87,000 decrease in the gain on sale of loans and a $42,000 decrease in other non-interest income for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015.

Noninterest Expense

Noninterest expense was $8.65 million for the three months ended September 30, 2016 compared to $9.37 million for the three months ended September 30, 2015.  Salaries and employee benefits was $5.27 million for the three months ended September 30, 2016 compared to $5.60 million for the three months ended September 30, 2015.  The decrease in salaries and employee benefits expense is primarily due to a decrease in the costs of our share-based compensation plans and an increase in the capitalized cost of new loan originations.  The reduction in the costs of the share-based compensation plans occurred as the 2010 equity incentive plan became fully vested during the quarter.  In addition, the origination of new mortgage loans in the three months ended September 30, 2016 increased capitalized loan costs and decreased salary expense. As new loans are originated, the Bank capitalizes the cost of new loan originations as part of the loan balance and reduces salary expense attributable to such originations.    Equipment expenses was $865,000 for the three months ended September 30, 2016 compared to $1.03 million for the three months ended September 30, 2015.  The decrease in equipment expenses is primarily due to a decline in equipment leasing and data processing expenses.  Other general and administrative expenses was $939,000 for the three months ended September 30, 2016 compared to $1.05 million for the three months ended September 30, 2015.  The decrease in general and administrative expenses is primarily due to a decline in accounting and auditing expenses, a reduction in the loss provision for undrawn lines of credit and general supply expenses.

Assets and Equity

Total assets increased to $1.848 billion at September 30, 2016 from $1.821 billion at December 31, 2015.  Loans receivable grew by $113.69 million or 9.6% to $1.302 billion at September 30, 2016 from $1.189 billion at December 31, 2015 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by a $19.38 million increase in deposits, a $60.92 million decrease in investment securities and a $25.42 million decrease in cash and cash equivalents.  Deposits increased to $1.464 billion at September 30, 2016 from $1.445 billion at December 31, 2015.  Investment securities declined to $432.14 million at September 30, 2016 from $493.06 million at December 31, 2015 as repayments and the sale of securities exceeded new purchases.  Cash and cash equivalents decreased to $40.50 million at September 30, 2016 from $65.92 million at December 31, 2015 as cash was reinvested in new mortgage loans.  Total stockholders’ equity increased to $228.42 million at September 30, 2016 from $219.64 million at December 31, 2015.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded share repurchases and dividends paid to shareholders.

Share Repurchases

For the quarter ended September 30, 2016, the Company did not repurchase any shares under its previously announced seventh repurchase program which permits the repurchase of up to 275,000 shares or approximately 3% of the current outstanding shares.  The Company uses share repurchases as part of its overall program to enhance shareholder value.  In evaluating the share repurchase programs, the Company considers the effect of repurchases on its tangible book value per share. At the Company’s current share price level, the amount of dilution to tangible book value may continue to limit the Company’s repurchasing of shares.  The Company will continue to closely monitor this issue and, depending on market and other conditions, will conduct repurchases when it makes financial sense.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1.49 million (6 loans) at September 30, 2016, compared to $1.63 million (7 loans) at December 31, 2015.  Non-performing assets totaled $4.85 million at September 30, 2016 compared to $5.42 million at December 31, 2015.  The ratio of non-performing assets to total assets declined to 0.26% at September 30, 2016 from 0.30% at December 31, 2015 and continues to remain one of the lowest in the country.  The allowance for loan losses at September 30, 2016 was $2.34 million and represented 0.18% of total loans compared to $2.17 million and 0.18% of total loans as of December 31, 2015.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	September 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$40,503	$65,919
Investment securities held to maturity, at amortized cost (fair value of $449,146 and $497,982 at September 30, 2016 and December 31, 2015, respectively)	432,142	493,059
Loans held for sale	2,048	2,139
Loans receivable, net	1,302,343	1,188,649
Federal Home Loan Bank stock, at cost	4,945	4,790
Federal Reserve Bank stock, at cost	3,081	3,022
Accrued interest receivable	4,752	4,684
Premises and equipment, net	4,207	4,903
Bank-owned life insurance	43,055	42,328
Current income taxes receivable	737	—
Deferred income tax assets, net	8,250	9,378
Prepaid expenses and other assets	2,586	2,270
Total assets	$1,848,649	$1,821,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,464,479	$1,445,103
Advances from the Federal Home Loan Bank	69,000	69,000
Securities sold under agreements to repurchase	55,000	55,000
Accounts payable and accrued expenses	26,805	25,178
Current income taxes payable	1,651	2,095
Advance payments by borrowers for taxes and insurance	3,296	5,124
Total liabilities	1,620,231	1,601,500

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,764,169 and 9,659,685 shares at September 30, 2016 and December 31, 2015, respectively	97	96
Additional paid-in capital	71,400	70,118
Unearned ESOP shares	(5,994)	(6,361)
Retained earnings	168,071	161,024
Accumulated other comprehensive loss	(5,156)	(5,236)
Total stockholders’ equity	228,418	219,641
Total liabilities and stockholders’ equity	$1,848,649	$1,821,141

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Interest and dividend income:
Loans	$13,052	$11,809	$38,060	$33,761
Investment securities	3,496	4,098	11,121	12,895
Other investments	121	64	411	213
Total interest and dividend income	16,669	15,971	49,592	46,869

Interest expense:
Deposits	1,485	1,198	4,363	3,486
Advances from the Federal Home Loan Bank	259	211	772	438
Securities sold under agreements to repurchase	220	221	656	776
Total interest expense	1,964	1,630	5,791	4,700

Net interest income	14,705	14,341	43,801	42,169
Provision for loan losses	107	71	219	366

Net interest income after provision for loan losses	14,598	14,270	43,582	41,803

Noninterest income:
Service fees on loan and deposit accounts	493	590	1,422	1,577
Income on bank-owned life insurance	240	259	727	770
Gain on sale of investment securities	60	—	250	476
Gain on sale of loans	114	201	304	440
Other	96	138	320	419
Total noninterest income	1,003	1,188	3,023	3,682

Noninterest expense:
Salaries and employee benefits	5,265	5,596	15,947	15,759
Occupancy	1,432	1,483	4,285	4,348
Equipment	865	1,025	2,683	2,923
Federal deposit insurance premiums	144	214	596	634
Other general and administrative expenses	939	1,048	3,181	3,449
Total noninterest expense	8,645	9,366	26,692	27,113

Income before income taxes	6,956	6,092	19,913	18,372
Income taxes	2,792	2,406	7,928	7,323
Net income	$4,164	$3,686	$11,985	$11,049

Basic earnings per share	$0.46	$0.41	$1.32	$1.22
Diluted earnings per share	$0.45	$0.40	$1.29	$1.19
Cash dividends declared per common share	$0.18	$0.17	$0.54	$0.49
Basic weighted-average shares outstanding	9,102,837	9,085,725	9,065,892	9,086,481
Diluted weighted-average shares outstanding	9,325,506	9,301,500	9,280,260	9,250,835

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

September 30, 2016

	Three Months Ended
	September 30,
	2016	2015
Performance Ratios (annualized):

Return on average assets	0.90%	0.83%
Return on average equity	7.25%	6.64%
Net interest margin on average interest earning assets	3.30%	3.39%
Efficiency Ratio	55.04%	60.31%

	At September	At December
	30, 2016	31, 2015

Selected Balance Sheet Data:

Book value per share (1)	$23.39	$22.74
Stockholders’ equity to total assets	12.36%	12.06%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,490	$1,625
Non-performing assets (2)	4,848	5,415
Allowance for loan losses	2,363	2,166
Non-performing assets to total assets	0.26%	0.30%
Allowance for loan losses to total loans	0.18%	0.18%
Allowance for loan losses to non-performing assets	48.74%	40.00%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Non-performing loans consists of non-accrual loans and real estate owned. Amounts are net of charge-offs